Exhibit 99.1

NEWS RELEASE

VULCAN INTERNATIONAL CORPORATION

Executive Offices:

300 Delaware Avenue,  Suite 1704

Wilmington, Delaware  19801

IMMEDIATE RELEASE

July 18, 2005

Vulcan International Corporation, the parent of Vulcan Corporation, a Tennessee corporation, a diversified manufacturer of rubber and foam with a manufacturing plant in Tennessee, announced that net revenues for the second quarter ending June 30, 2005 decreased to $1,869,857 from $2,792,336 in the second quarter of 2004.  Net earnings from continuing operations, net of tax, decreased to $57,089 in the second quarter of 2005 from $256,619 in the second quarter of 2004.  There was no income from discontinued operations in the second quarter of 2005 or 2004.  Capital gains, net of tax, in the second quarter of 2005 were $133,486 compared to $134,931 in the second quarter of 2004.

The Company had earnings in the second quarter ending June 30, 2005 of 19 cents per share as compared to 38 cents per share in the second quarter of 2004.

For the six-month period ending June 30, 2005, the company had consolidated net earnings, net of tax, from continuing operations of $79,277 on revenues of $3,795,733.  This compares to consolidated net earnings from continuing operations of $503,144 on revenues of $5,918,209 in 2004.  Net income from discontinued operations in the six month period of 2005 was none compared to $38,086 in 2004.  Net gains on asset sales for the six-months ending June 30, 2005, due mainly from the sale of securities and timber, were $352,450 compared to $366,668 in 2004, net of tax.  There were no net gains on sale of discontinued operations in 2005 compared to $1,542,852 in 2004.

On a per share basis for the six month period ending June 30, 2005, the Company had earnings of 44 cents per share compared to $2.43 in the six months ending June 30, 2004.

Attribute to Benjamin Gettler, Chairman of the Board and President

For more information:

Contact Vernon E. Bachman, Vice President

Secretary and Treasurer at (513) 621-2850

VULCAN INTERNATIONAL CORPORATION

	COMPARISON
	3 MONTHS ENDED JUNE 30,
	2005	2004
NET REVENUES:
CONTINUING OPERATIONS	$1,869,857	2,792,336

NET EARNINGS FROM CONTINUING OPERATIONS:
CONTINUING OPERATIONS	57,089	256,619
NET GAINS(LOSS) ON DISPOSAL OF ASSETS	133,486	134,931
TOTAL NET EARNINGS FROM CONTINUING OPERATIONS	190,575	391,550

GAIN ON SALE OF DIVISION ASSETS, NET OF TAX	-	-

TOTAL NET EARNINGS	$190,575	391,550

EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS	$0.19	0.38
INCOME ON DISCONTINUED OPERATIONS	-	-

TOTAL EARNINGS PER COMMON SHARE	$0.19	0.38

AVERAGE NUMBER OF SHARES OUTSTANDING	980,256	1,006,707

VULCAN INTERNATIONAL CORPORATION

	COMPARISON
	6 MONTHS ENDED JUNE 30,
	2005	2004
NET REVENUES:
CONTINUING OPERATIONS	$3,795,733	5,918,209

NET EARNINGS FROM CONTINUING OPERATIONS:
CONTINUING OPERATIONS	79,277	503,144
NET GAINS(LOSS) ON DISPOSAL OF ASSETS	352,450	366,668
TOTAL NET EARNINGS FROM CONTINUING OPERATIONS	431,727	869,812

INCOME ON DISCONTINUED OPERATIONS, NET OF TAX	-	38,086

GAIN ON SALE OF DIVISION ASSETS, NET OF TAX	-	1,542,852

TOTAL NET EARNINGS	$431,727	2,450,750

EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS	$0.44	0.86
INCOME ON DISCONTINUED OPERATIONS	-	1.57

TOTAL EARNINGS PER COMMON SHARE	$0.44	2.43

AVERAGE NUMBER OF SHARES OUTSTANDING	981,972	1,006,663